FOR IMMEDIATE RELEASE	CONTACT:
Tuesday, August 4, 2015	Kathleen Till Stange, V.P. Corporate & Investor Relations
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group Reports Second Quarter 2015 Results

West Des Moines, Iowa, August 4, 2015 -

Financial Highlights
(Dollars in thousands, except per share data)

	Three months ended June 30,
	2015	2014
Net income attributable to FBL Financial Group	$32,372	$28,642
Operating income	27,805	26,147
Earnings per common share (assuming dilution):
Net income	1.29	1.14
Operating income	1.11	1.05

FBL Financial Group, Inc. (NYSE: FFG) today reported net income attributable to FBL Financial Group for the second quarter of 2015 of $32.4 million, or $1.29 per diluted common share, compared to $28.6 million, or $1.14 per diluted common share, for the second quarter of 2014.

Operating Income(1). Operating income totaled $27.8 million, or $1.11 per common share, for the second quarter of 2015, compared to $26.1 million, or $1.05 per common share, for the second quarter of 2014. Second quarter 2015 operating income per share reflects:

•	A growing book of profitable business

•	Investment fee income of $0.09 per share, primarily due to higher than expected bond prepayments

•	Unfavorable mortality results due to a higher average claim size

Operating income differs from the GAAP measure, net income attributable to FBL Financial Group, in that it excludes the impact of realized gains and losses on investments and the change in net unrealized gains and losses on derivatives. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

"FBL Financial Group's second quarter results reflect strong financial performance with a 13 percent increase in net income to $1.29 per share and a six percent increase in operating income to $1.11 per share," said James P. Brannen, Chief Executive Officer of FBL Financial Group, Inc. "This positive momentum reinforces our strategies: to serve our Farm Bureau market niche, to increase our exclusive agent count and to manage spreads, capital and expenses. Executing these strategies is our focus for the remainder of 2015."

Product Revenues. Premiums and product charges for the second quarter of 2015 totaled $77.2 million compared to $74.8 million in the second quarter of 2014. Interest-sensitive product charges increased three percent while traditional life insurance premiums also increased three percent during the quarter. Premiums collected(2) in the second quarter of 2015 totaled $158.1 million compared to $176.3 million in the second quarter of 2014. Annuity premiums collected declined 17 percent, while life insurance premiums collected decreased three percent.

Investment Income. Net investment income in the second quarter of 2015 totaled $97.5 million compared to $95.2 million in the second quarter of 2014. The increase is due to higher average invested assets as well as higher investment yields, which benefitted from increased prepayment fee income. The annualized yield earned on average invested assets, with securities at amortized cost, was 5.61 percent for the six months ended June 30, 2015, compared to 5.59 percent for the six months ended June 30, 2014. Investment fee income totaled $0.09 per share in the second quarter of 2015, and was primarily in the Annuity and Life Insurance segments. At June 30, 2015, 96 percent of the fixed maturity securities in FBL Financial Group's investment portfolio were investment grade debt securities.

Benefits and Expenses. Benefits and expenses totaled $142.6 million in the second quarter of 2015, an increase from $137.4 million in the second quarter of 2014. Death benefits, net of reinsurance and reserves released, increased to $24.7 million in the second quarter of 2015, compared to $23.1 million in the second quarter of 2014. By its nature, mortality experience can fluctuate from quarter to quarter.

Net Realized Gains on Investments. In the second quarter of 2015, FBL Financial Group recognized net realized gains on investments of $7.8 million. The net realized gain on investments of $7.8 million is attributable to realized gains on sales of $9.0 million, realized losses on sales of $1.0 million and impairments of $0.2 million.

Stock Repurchases. During the second quarter of 2015, FBL Financial Group did not repurchase any of its Class A or Class B common stock. FBL Financial Group has $42.7 million remaining under its current stock repurchase program.

Capital and Book Value. As of June 30, 2015, the book value per share of FBL Financial Group common stock totaled $46.48, compared to $50.57 at December 31, 2014. Book value per share, excluding accumulated other comprehensive income(3), totaled $39.54 at June 30, 2015, compared to $40.11 at December 31, 2014. The June 30, 2015 company action level risk based capital ratio of FBL Financial Group's wholly owned subsidiary, Farm Bureau Life Insurance Company, was approximately 549 percent.

Further Financial Information. Further information on FBL Financial Group's financial results, including results by segment, may be found in FBL Financial Group's financial supplement, available on its website, www.fblfinancial.com.

Conference Call. FBL Financial Group will hold a conference call with investors tomorrow, August 5, 2015, at 11:00 a.m. Eastern Time. The call will be webcast and a replay will be available on FBL Financial Group's website.

Certain statements in this release concerning FBL Financial Group's prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL Financial Group's reports filed with the Securities and Exchange Commission and include, but are not limited to, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, interest rate changes, changes in laws and regulations, competitive factors, relationships with Farm Bureau organizations, differences between actual claims experience and underwriting assumptions, the ability to attract and retain sales agents, adverse results from litigation and a decrease in ratings. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct.

FBL Financial Group is a holding company whose purpose is to protect livelihoods and futures. Its primary operating subsidiary, Farm Bureau Life Insurance Company, underwrites and markets a broad range of life insurance and annuities to individuals and businesses, which are distributed by multiline exclusive Farm Bureau agents. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. FBL Financial Group, headquartered in West Des Moines, Iowa, is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com.

- FINANCIAL INFORMATION AND NOTES FOLLOW -

FBL Financial Group, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues:
Interest sensitive product charges	$28,273	$27,361	$56,394	$54,452
Traditional life insurance premiums	48,891	47,444	96,039	92,936
Net investment income	97,489	95,215	196,262	187,846
Net realized capital gains on sales of investments	7,968	2,806	7,602	2,266

Total other-than-temporary impairment losses	(160)	—	(160)	—
Non-credit portion in other comprehensive income	—	—	—	—
Net impairment losses recognized in earnings	(160)	—	(160)	—

Other income	4,284	3,011	8,554	6,872
Total revenues	186,745	175,837	364,691	344,372

Benefits and expenses:
Interest sensitive product benefits	53,373	51,763	109,181	105,143
Traditional life insurance benefits	44,654	41,991	90,363	83,488
Policyholder dividends	2,956	2,907	5,917	6,252
Underwriting, acquisition and insurance expenses	35,818	35,274	71,359	68,718
Interest expense	1,212	1,086	2,424	2,298
Other expenses	4,618	4,383	9,148	8,511
Total benefits and expenses	142,631	137,404	288,392	274,410
	44,114	38,433	76,299	69,962
Income taxes	(14,153)	(12,339)	(24,537)	(22,567)
Equity income, net of related income taxes	2,402	2,531	4,171	4,179
Net income	32,363	28,625	55,933	51,574
Net loss attributable to noncontrolling interest	9	17	30	60
Net income attributable to FBL Financial Group, Inc.	$32,372	$28,642	$55,963	$51,634

Earnings per common share - assuming dilution	$1.29	$1.14	$2.23	$2.06

Weighted average common shares	24,951,492	24,835,339	24,926,527	24,886,581
Effect of dilutive securities	87,541	147,798	98,592	163,889
Weighted average common shares - diluted	25,039,033	24,983,137	25,025,119	25,050,470

(1) Reconciliation of Net Income Attributable to FBL Financial Group to Operating Income - Unaudited

In addition to net income, FBL Financial Group has consistently utilized operating income, a non-GAAP financial measure common in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income attributable to FBL Financial Group adjusted to eliminate the impact of realized gains and losses on investments and changes in net unrealized gains and losses on derivatives. FBL Financial Group uses operating income, in addition to net income, to measure its performance since realized gains and losses on investments and the change in net unrealized gains and losses on derivatives can fluctuate greatly from quarter to quarter. These fluctuations make it difficult to analyze core operating trends. This non-GAAP measure is used for goal setting, determining short-term incentive compensation and evaluating performance on a basis comparable to that used by many in the investment community. FBL Financial Group believes the combined presentation and evaluation of operating income, together with net income, provides information that may enhance an investor's understanding of FBL Financial Group's underlying results and profitability. A reconciliation is provided in the following table:

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
	(Dollars in thousands, except per share data)
Net income attributable to FBL Financial Group	$32,372	$28,642	$55,963	$51,634
Adjustments:
Net realized gains/losses on investments (a)	(4,975)	(1,737)	(4,728)	(1,409)
Change in net unrealized gains/losses on derivatives (a)	408	(758)	385	(994)
Operating income	$27,805	$26,147	$51,620	$49,231

Operating income per common share - assuming dilution	$1.11	$1.05	$2.06	$1.96

(a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred acquisition costs, value of insurance in force acquired and income taxes attributable to these items.

(2) Premiums Collected - Net statutory premiums collected, a measure of sales production, is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. For GAAP reporting, these premiums received are not reported as revenues.

(3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Income - Unaudited

	June 30, 2015	December 31, 2014
Book value per share	$46.48	$50.57
Less: Per share impact of accumulated other comprehensive income	6.94	10.46
Book value per share, excluding accumulated other comprehensive income	$39.54	$40.11

Book value per share excluding accumulated other comprehensive income is a non-GAAP financial measure. Accumulated other comprehensive income totaled $172.2 million at June 30, 2015 and $258.4 million at December 31, 2014. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused principally by changes in market interest rates, FBL Financial Group believes this non-GAAP financial measure provides useful supplemental information.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	June 30, 2015	December 31, 2014
Assets
Investments	$7,656,200	$7,680,970
Cash and cash equivalents	51,983	76,632
Deferred acquisition costs	292,375	220,760
Other assets	429,326	403,013
Assets held in separate accounts	676,045	683,033
Total assets	$9,105,929	$9,064,408

Liabilities and stockholders' equity
Liabilities
Future policy benefits	$6,288,660	$6,125,118
Other policy funds, claims and benefits	639,767	625,529
Debt	97,000	97,000
Other liabilities	247,955	280,846
Liabilities related to separate accounts	676,045	683,033
Total liabilities	7,949,427	7,811,526

Stockholders' equity
FBL Financial Group, Inc. stockholders' equity:
Preferred stock	3,000	3,000
Class A common stock	147,927	144,625
Class B common stock	72	72
Accumulated other comprehensive income	172,201	258,410
Retained earnings	833,261	846,737
Total FBL Financial Group, Inc. stockholders' equity	1,156,461	1,252,844
Noncontrolling interest	41	38
Total stockholders' equity	1,156,502	1,252,882
Total liabilities and stockholders' equity	$9,105,929	$9,064,408

Common shares outstanding	24,814,581	24,715,316

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